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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
DATALINK CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
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/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:
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DATALINK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2000

    The Annual Meeting of Stockholders of Datalink Corporation (the "Company") will be held at the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota on Monday, May 15, 2000, at 3:00 p.m. local time for the following purposes:

  1.
  To elect five directors, each to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ended December 31, 2000; and

  3.
  To act upon any other business as may properly come before the Annual Meeting.

    Holders of the Company's common stock at the close of business on March 28, 2000 will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors,
/s/ Jeffrey C. Robbins
Jeffrey C. Robbins Secretary

Minneapolis, Minnesota
April 10, 2000

    To assure your representation at the meeting, please sign, date and return your proxy on the enclosed proxy card whether or not you expect to attend in person. Stockholders who attend the meeting may revoke their proxies and vote in person if they so desire.

PROXY STATEMENT
OF
DATALINK CORPORATION
7423 Washington Avenue South
Minneapolis, Minnesota 55439

Time, Date and Place of Annual Meeting

    This Proxy Statement is furnished to the stockholders of Datalink Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders or any adjournments or postponements thereof. The Annual Meeting will be held at the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota at 3:00 p.m. local time on May 15, 2000. The mailing of this Proxy Statement to the Company's stockholders commenced on or about April 10, 2000.

Information Concerning the Proxy

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. The giving of a proxy does not preclude the right to vote in person should a stockholder giving the proxy so desire. Any stockholder giving a proxy may revoke it any time prior to its use, either in person at the Annual Meeting or by giving the Company's Secretary a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

    The Company will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies, and the cost of forwarding the material to the beneficial owners of the common stock. Directors, officers and regular employees of the Company may solicit proxies by telephone or personal conversation. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in doing so.

PROPOSAL NUMBER ONE
Election of Directors

    Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of five nominees to serve as directors for one-year terms expiring at the next annual meeting of stockholders and until their successors are elected. The five nominees are Paul F. Lidsky, Margaret A. Loftus, Greg R. Meland, James E. Ousley and Robert M. Price. All of the nominees are now directors.

    The Board of Directors believes that all of the nominees are available and will serve if elected. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate substitute nominees. In that event, the shares represented by the proxy cards returned to the Company will be voted for the substitute nominees, unless an instruction to the contrary is indicated on the proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Director Biographical Information

    Robert M. Price was elected as the Chairman of the Board and a director of the Company in June 1998. Mr. Price has been President of PSV, Inc., a technology consulting business located in Burnsville, Minnesota, since 1990. Between 1961 and 1990, he served in various executive positions, including as Chairman and Chief Executive Officer, with Control Data Corporation. Mr. Price also serves on the Board of Directors of International Multifoods Corporation, Tupperware Incorporated, Fourth Shift Corporation, Affinity Technology Group, Inc., and Public Service Company of New Mexico. Mr. Price is Mr. Meland's father-in-law. Mr. Price is 69.

    Paul F. Lidsky was elected as a director in June 1998. Since 1997, Mr. Lidsky has been the President and Chief Executive Officer of OneLink Communications, Inc., a telecommunications company. Between 1992 and 1997, Mr. Lidsky was employed by Norstan, Inc., a comprehensive technology services company, most recently as Executive Vice President of Strategy and Business Development. Mr. Lidsky is also a director of OneLink Communications, Inc. and Ancor Communications, Incorporated. Mr. Lidsky is 46.

    Margaret A. Loftus was elected as a director in June 1998. Ms. Loftus is an owner of Loftus Brown-Wescott, Inc., a business consulting firm, which she co-founded in 1989. Between 1976 and 1988, she was employed by Cray Research, Inc., most recently as Vice President of Software. Ms. Loftus is also a director of Analysts International Corporation. Ms. Loftus is 55.

    Greg R. Meland joined the Company in 1991 as its Vice President of Sales and Engineering. He became President and Chief Executive Officer in 1993. Between 1979 and 1991, Mr. Meland served in various sales and marketing positions with the Imprimis disk drive subsidiary of Control Data Corporation (which was sold to Seagate in 1989), most recently as the North Central U.S. Director of Sales. Mr. Meland is 46.

    James E. Ousley was elected as a director in June 1998. Since 1992, Mr. Ousley has been President and Chief Executive Officer of Control Data Systems, Inc., a leading systems integrator and provider of electronic commerce solutions. Between 1968 and 1992, Mr. Ousley served in various sales, marketing and operational executive positions with Control Data Corporation, most recently as President of the Computer Products Group. Mr. Ousley is also a director of Bell Microproducts, Inc. and ActiveCard, Inc. Mr. Ousley is 54.

Board Committees and Meetings

    During 1999, the Board of Directors met seven times. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which the director served.

    The Board of Directors has established a Compensation Committee and an Audit Committee. Mr. Lidsky, Ms. Loftus and Mr. Ousley are the members of both the Compensation Committee and the Audit Committee.

    The Compensation Committee, which met twice in 1999, reviews the compensation of executive officers and makes recommendations to the Board of Directors regarding that compensation. It also administers the Company's incentive compensation plan and makes recommendations about the plan to the Board of Directors.

    The Audit Committee, which met once in 1999, recommends the hiring of the Company's independent accountants and assesses the independence of the accountants. It also reviews the plans for, and the results and scope of, the independent accountants' auditing engagement and considers other matters relating to the independent accountants' services to the company.

    The Board of Directors does not have a standing nominating committee.

Compensation Committee Interlocks And Insider Participation

    None of the members of the compensation committee is now, or was during 1999, one of the Company's officers or employees. During the fiscal year ended December 31, 1999, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of the Company's Board of Directors or compensation committee.

Executive Compensation

Director Compensation

    In August 1999, the Company's Board of Directors granted Mr. Price, Mr. Ousley, Ms. Loftus and Mr. Lidsky options to purchase 9,000 shares of the Company's common stock each. The options have an exercise price of $7.50, the initial public offering price of common stock. The Company intends to make an annual grant of 3,000 options to each nonaffiliated, non-employee director. In addition, the Company intends to grant each newly-elected nonaffiliated, non-employee director 6,000 options. The directors can exercise these options starting one year after the date they are granted. However, if a director fails to serve a full year, the number of shares of common stock that director may purchase will be pro rated, based upon the length of time the departing director actually served. The options will be exercisable at the fair market value of the Company's common stock on the date of grant and will expire ten years after the date of grant.

    The Company reimburses all directors for expenses incurred in connection with attendance at Board and committee meetings. Moreover, beginning in 2000, the Company will compensate non-employee directors for their service on the Board. The Company will pay each non-employee director an annual retainer fee of $5,000 and will also pay each non-employee director $1,000 for each Board meeting attended and $500 for each committee meeting attended. The directors may take this compensation in the form of cash or stock options.

Indemnification Agreements

    The Company has agreed to indemnify each director to the fullest extent permitted under Minnesota law against liability for damages and expenses, including attorneys' fees, arising out of legal actions that occur because the person is or was the Company's director, officer or employee. The indemnification agreement permits the director to demand advances against, or the creation of a trust for, expenses to be incurred in defending any covered claim. Insofar as the indemnification agreement may cover liabilities arising under the Securities Act, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Executive Officer Compensation

    Summary Compensation Table.  The following table sets forth information regarding compensation paid during each of the last three years to the Chief Executive Officer, the four most highly compensated executive officers serving at the end of the last completed fiscal year and the Company's former Chief

Financial Officer, who resigned in February 1999, but would otherwise be among the most highly compensated executive officers.

Annual compensation
Name and principal position	Year	Salary	Other annual compensation(1)	All other compensation(2)
Greg R. Meland, President and Chief Executive Officer(3)	1999 1998 1997	$250,000 250,000 83,000	$6,000 23,000 141,000	$8,000 8,000 7,750
Robert D. DeVere(4) Former Chief Financial Officer	1999 1998 1997	$33,254 124,000 93,000	$1,000 6,000 6,000	$3,998 6,710 5,786
Stephen M. Howe, Vice President—Sales and Marketing(3)	1999 1998 1997	$90,000 90,000 77,000	$103,122 110,000 113,000	$7,760 8,814 7,750
Michael J. Jaeb, Vice President— Operations and Administration	1999	$75,724	$22,431	$0
Daniel J. Kinsella, Chief Financial Officer	1999	$114,231	$33,058	$3,052
Scott D. Robinson, Chief Technical Officer	1999 1998 1997	$129,996 130,000 102,000	$38,499 6,000 6,000	$6,754 6,754 5,872

(1)
Includes car allowance of $6,000 for each executive officer.

(2)
Represents the Company's matching and profit sharing contributions to each executive officer's account under the 401(k) Plan.

(3)
Other annual compensation includes sales commissions.

(4)
Effective February 28, 1999, Mr. DeVere resigned from the Company, and the Company redeemed his 1,095,720 shares of common stock.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
	Number Of Securities Underlying Options Granted	Percent Of Total Options Granted To Employees In Fiscal Year
Name			Exercise Of Base Price ($/Sh)	Expiration Date
					5%($)	10%($)
Daniel J. Kinsella	100,250	12.7%	$7.50/Share	June 10, 2009	$472,850	$1,198,295
Michael J. Jaeb	25,125	3.2%	$7.50/Share	June 10, 2009	$118,507	$300,321

    Employment Arrangements.  The Company does not have employment, non-competition or non-disclosure agreements with any of its executive officers or employees, other than non-competition agreements entered into in connection with the Company's acquisition of DCSI.

    The Compensation Table does not reflect benefits available to the Company's salaried employees as a group.

Board Compensation Committee Report on Executive Compensation

    Note: The material in this report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

    The Compensation Committee ("Committee") of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs for the Company's executive officers. The Committee is comprised of three independent, non-employee directors who are not eligible to participate in any of the executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed and approved by the Board of Directors.

Philosophy

    The Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of its stockholders. Annual base salaries are generally set at market-based competitive median levels. The Company relies on annual incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Incentive compensation is variable and tied to corporate performance. The plans are designed to provide an incentive to management to grow revenues, enhance stockholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to ensure they meet the current strategies and needs of the business.

Compensation Plans

    The Company's executive compensation is generally based on three components, each of which is intended to support the overall compensation philosophy.

Base Salary

    Base salary is targeted at the median level for networked data storage providers. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

    The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's Chief Executive Officer based on publicly available information on organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company.

    The Committee elected to keep the Chief Executive Officer's salary in 1999 at the 1998 level of $250,000 per year. This reflected the Committee's belief that Mr. Meland's salary continued to be at a competitive level for similar companies.

Annual Incentives

    The Company's short-term incentives are paid pursuant to annual bonus plans agreed to by the Committee and the executive at or near the beginning of the year. The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing revenues while maintaining prudent management of gross margins and operating expenses. Although the Committee deemed Mr. Meland's performance in 1999 to be superior, it did not pay him any bonus due to gains realized by Mr. Meland as a result of the Company's initial public offering.

Equity Incentives

    Long-term equity incentives are provided through grants of stock options and other equity devices to executive officers and other key employees pursuant to the Company's incentive plan. The stock component of compensation is intended to retain and motivate employees to improve long-term stockholder value. Stock options are granted at fair market value and have value only if the Company's stock price increases. The Committee believes this element of the total compensation program directly links the participant's interests with those of the stockholders and the long-term performance of the Company.

    The Committee establishes the number and terms of options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. Outstanding performance by an individual executive officer is recognized through larger option grants.

    Out of 788,350 options granted to employees in 1999, executive officers of the Company received grants for 125,375 shares, or approximately 15.9% of the total. The Chief Executive Officer was not granted stock options in 1999. Although the Committee deemed Mr. Meland's performance to be excellent in 1999, it believed that Mr. Meland's equity stake in the Company placed Mr. Meland in a competitive level for similar companies.

    The Committee believes that the programs described above provide compensation that is competitive with comparable companies, links executive and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value.

COMPENSATION COMMITTEE

Paul F. Lidsky
Margaret A. Loftus
James E. Ousley

Stock Performance

    The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative stockholder returns on an indexed basis with the NASDAQ Stock Market Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the Russell 2000 Index as its industry standard index. The table below compares the cumulative total return assuming $100 was invested as of August 6, 1999, the date of the Company's initial public offering, in the common stock of the Company, the Russell 2000 Index and the NASDAQ Stock Market Index. The graph assumes the reinvestment of all dividends. The Indexes are weighted based on market capitalization at the time of each reported data point. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference. In addition, the graph shall not be deemed filed under the 1933 Act or the 1934 Act.

COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN
AMONG DATALINK CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RUSSELL 2000 INDEX

	8/6/99	8/99	9/99	10/99	11/99	12/99
Datalink Corporation	100.0	181.7	157.5	175.8	246.7	256.7
NASDAQ Stock Market Index	100.0	107.5	107.6	116.0	129.5	158.5
Russell 2000 Index	100.0	98.7	96.7	94.8	95.3	98.2

*
$100 INVESTED ON 8/6/99 IN STOCK OR INDEX –
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

Certain Transactions

    In February 1997, the Company entered into a lease agreement for its principal executive offices with Edina Southwest Partners, a Minnesota general partnership. In June 1997, Edina Partners sold the property containing the Company's principal executive offices to 7423 Washington Avenue L.L.P., a Minnesota limited liability partnership. Five of the Company's current stockholders own approximately 85% of 7423 Washington Avenue L.L.P. In March 1999, the leases were extended through December 2002. The rent paid to Washington Avenue L.L.P. in 1997, 1998 and 1999 was approximately $197,000, $233,000 and $317,000 respectively.

Outstanding Voting Securities and Voting Rights

    Only stockholders of record at the close of business on March 28, 2000 will be entitled to vote at the Annual Meeting and any adjournments thereof. At the close of business on the record date, the Company had outstanding 8,772,537 shares of $.001 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

    The following table sets forth information regarding beneficial ownership of the Company's common stock, as of March 28, 2000, by:

  •
  each person who beneficially owns 5% or more of the common stock;

  •
  each of the Company's executive officers and directors; and

  •
  all the Company's executive officers and directors as a group.

Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown. The address for each individual listed in the table is: c/o Datalink Corporation, 7423 Washington Avenue South, Minneapolis, Minnesota 55439.

Name of Beneficial Owner	Number(1)	Percent
Greg R. Meland	3,450,690	39.3%
Stephen M. Howe	712,080	8.1%
Michael J. Jaeb	5,333	*
Joseph J. Kaye	627,080	7.1%
Daniel J. Kinsella	24,000	*
Paul F. Lidsky	9,000	*
Margaret A. Loftus	9,000	*
James E. Ousley	9,000	*
Robert M. Price	9,000	*
Scott D. Robinson	572,930	6.5%
All executive officers and directors as a group (9 persons)	4,801,033	54.5%

*
less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 28, 2000 are considered outstanding for the purpose of calculating the percentage of common stock owned by a person and owned by a group, but not for the purpose of calculating the percentage of common stock owned by any other person.

PROPOSAL NUMBER TWO
Ratification of Re-Appointment of Independent Auditors

    Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000. The Company has employed PricewaterhouseCoopers LLP in this capacity since 1995.

    A representative from PricewaterhouseCoopers LLP will be at the Annual Meeting. He will be available to respond to questions during the meeting and will have the opportunity to make a statement if he so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's common stock. The Securities and Exchange Commission requires the Company to identify any of those persons who fail to file such reports on a timely basis. To the Company's knowledge, all such filings were made on a timely basis in 1999.

Information Concerning Stockholder Proposals

    A stockholder intending to present a proposal to be included in the Company's proxy materials for the next Annual Meeting of Stockholders must deliver the proposal in writing to the Company's principal executive offices at 7423 Washington Avenue South, Minneapolis, Minnesota 55439 no later than December 11, 2000. Any stockholder who desires to have a proposal considered at the next Annual Meeting of Stockholders must submit that proposal in writing to the Company no later than February 24, 2001.

Other Matters

Other Business

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report to Stockholders and Annual Report on Form 10-K

    A copy of the 1999 Annual Report to Stockholders accompanies this Proxy Statement. The Company's annual report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, is available at no charge to stockholders upon written request to the Company at its business address. Copies may also be obtained without charge through the Securities and Exchange Commission's web site at http://www.sec.gov/edgarhp.htm.

DATALINK CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Monday, May 15, 2000
3:00 p.m.
Radisson Plaza Hotel
35 South Seventh Street
Minneapolis, Minnesota

Datalink Corporation 7423 Washington Avenue South Minneapolis, Minnesota 55439	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, May 15, 2000.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the Proxy will be voted "FOR" Proposals 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Daniel J. Kinsella and Greg R. Meland, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Paul F. Lidsky 02 Margaret A. Loftus	03 Greg R. Meland 04 James E. Ousley	05 Robert M. Price	/ /	Vote FOR all nominees (except as marked)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the re-appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.			/ / For	/ /	Against	/ /	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box / /	Date
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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PROPOSAL NUMBER ONE Election of Directors
Executive Compensation
Board Compensation Committee Report on Executive Compensation
Stock Performance
COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN AMONG DATALINK CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE RUSSELL 2000 INDEX
Certain Transactions
Outstanding Voting Securities and Voting Rights
PROPOSAL NUMBER TWO Ratification of Re-Appointment of Independent Auditors
Section 16(a) Beneficial Ownership Reporting Compliance
Information Concerning Stockholder Proposals
Other Matters